Exhibit 5.1

McGuireWoods LLP Gateway Plaza 800 East Canal Street Richmond, VA 23219-3916 Phone: 804.775.1000 Fax: 804.775.1061 www.mcguirewoods.com

August 15, 2016

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Dominion Resources, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-201149) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities of the Company, and (ii) the issuance by the Company of up to 28,000,000 2016 Series A Equity Units (the “Series A Equity Units”) as described in the Company’s Prospectus, dated December 19, 2014 (the “Prospectus”) and Prospectus Supplement, dated August 9, 2016 (the “Series A Prospectus Supplement”). The Registration Statement became effective on December 19, 2014. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

Each Series A Equity Unit has a stated amount of $50 and initially is in the form of a corporate unit (a “Series A Corporate Unit”) consisting of (a) a stock purchase contract (a “Series A Purchase Contract”) under which the holder will purchase from the Company on August 15, 2019, a number of shares of common stock, no par value per share, of the Company (the “Common Stock”) determined pursuant to the terms of the Series A Purchase Contract and Pledge Agreement (as defined below), (b) a 1/40 undivided beneficial ownership interest in $1,000 principal amount of the Company’s 2016 Series A-1 2.0% Remarketable Subordinated Notes due 2021 (the “Series A-1 RSNs”), and (c) a 1/40 undivided beneficial ownership interest in $1,000 principal amount of the Company’s 2016 Series A-2 2.0% Remarketable Subordinated Notes due 2024 (the “Series A-2 RSNs”). The Series A-1 RSNs are being issued under that certain Junior Subordinated Indenture II dated as of June 1, 2006 (the “Junior Subordinated Indenture II”) between the Company and The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.), as Indenture Trustee, as supplemented and amended by the Third Supplemental and Amending Indenture dated as of June 1, 2009 (the “Third Supplemental and Amending Indenture”) among the Company, the Indenture Trustee and Deutsche Bank Trust Company Americas, as Series Trustee, (the Junior Subordinated Indenture II, as supplemented by the Third Supplemental and Amending Indenture, is referred to herein as the “Subordinated Indenture II”) and as supplemented by the Eleventh Supplemental Indenture dated as of August 1, 2016 (the “Eleventh Supplemental Indenture”) between the Company and the Series Trustee pertaining to the Series A-1 RSNs. The Series A-2 RSNs are being issued under the Subordinated Indenture II, as supplemented by the Twelfth Supplemental Indenture dated as of August 1, 2016 (the “Twelfth Supplemental Indenture”) between the Company and the Series Trustee pertaining to the Series A-2 RSNs. Both the Series A-1 RSNs and the Series A-2 RSNs are being offered to the public in accordance with an Underwriting Agreement, dated August 9, 2016 (the “Series A Underwriting Agreement”), among the Company and the Underwriters named on Schedule I thereto. Pursuant to the Series A Purchase Contract and Pledge Agreement, dated as of August 15, 2016, among the Company and Deutsche Bank Trust Company Americas, as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary (the “Series A Purchase Contract and Pledge Agreement”), a holder of Series A Equity Units, at its option, may elect to create 2016 Series A Treasury Units (the “Series A Treasury Units”). The term “Series A Equity Units” includes Series A Corporate Units and Series A Treasury Units. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Subordinated Indenture II.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Series A Prospectus Supplement;

(d)	the Junior Subordinated Indenture II;

(e)	the Third Supplemental and Amending Indenture;

(f)	the Eleventh Supplemental Indenture;

(g)	the Twelfth Supplemental Indenture;

(h)	specimen copies of the global certificates representing the Series A Corporate Units, the Series A Treasury Units, the Series A-1 RSNs and the Series A-2 RSNs;

(i)	the Series A Underwriting Agreement; and

(j)	the Series A Purchase Contract and Pledge Agreement.

The documents referred to in clauses (d) through (j) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document”, and the Junior Subordinated Indenture II, as amended and supplemented by the Third Supplemental and Amending Indenture, the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, is referred to as the “Indenture”.

In addition we have examined and relied upon the following:

(i) a certificate from the assistant secretary of the Company certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Company (the “Organizational Documents”), (B) the resolutions of the Board of Directors of the Company effective December 18, 2014 authorizing the filing of the Registration Statement, (C) the resolutions of the Board of Directors of the Company adopted at a meeting held on January 31, 2016 regarding the Company’s acquisition of Questar Corporation, (D) the resolutions of authorized officers of the Company effective August 9, 2016 relating to the issuance and sale of the Series A Equity Units, the Series A-1 RSNs and the Series A-2 RSNs by the Company, and (E) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver the Subject Documents on behalf of the Company;

(ii) a certificate dated August 15, 2016 issued by the State Corporation Commission of the Commonwealth of Virginia (“SCC”), attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia (the “Status Certificate”); and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia and the State of New York and the relevant laws of the United States.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals who have signed the Subject Documents are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company as of the date hereof. All individuals who have signed each Subject Document had the legal capacity to execute such Subject Document.

(e) Authorization, Execution and Delivery of Subject Documents. The Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

(g) Noncontravention. Neither the issuance of the Series A Equity Units, the Series A-1 RSNs or the Series A-2 RSNs by the Company or the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Company as to its Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Company as to any Applicable Law, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made with respect to the Company as to the Subject Documents.

(h) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Series A Equity Units, the Series A-1 RSNs and the Series A-2 RSNs or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company.

(i) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Series A Equity Units, the Series A-1 RSNs and the Series A-2 RSNs as contemplated by the Registration Statement, Prospectus and the Series A Prospectus Supplement. There are no oral or written statements or agreements that modify, amend or vary, or purport to amend or vary, any of the terms of the Subject Documents, except in the cases of (i) the terms of the Junior Subordinated Indenture II applicable to the Series A-1 RSNs, for the Third Supplemental and Amending Indenture and the Eleventh Supplemental Indenture and (ii) the terms of the Junior Subordinated Indenture II applicable to the Series A-2 RSNs, for the Third Supplemental and Amending Indenture and the Twelfth Supplemental Indenture.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Virginia, and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to issue the Series A Equity Units, the Series A-1 RSNs and the Series A-2 RSNs.

3. Validity of Equity Units. When (i) the Series A Equity Units have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Series A Prospectus Supplement, and (ii) the Company has received the consideration provided for in the Series A Prospectus Supplement, the Series A Purchase Contract and Pledge Agreement and the Series A Underwriting Agreement and (iii) the certificates representing the Series A Corporate Units and the Series A Treasury Units have been authenticated in accordance with the provisions of the Series A Purchase Contract and Pledge Agreement the Series A Equity Units will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. Validity of Series A-1 RSNs. When (i) the Series A-1 RSNs have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Series A Prospectus Supplement, (ii) the Company has received the consideration provided for in the Series A Prospectus Supplement and the Series A Underwriting Agreement and (iii) the Series A-1 RSNs have been authenticated in accordance with the provisions of the Indenture, the Series A-1 RSNs will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. Validity of Series A-2 RSNs. When (i) the Series A-2 RSNs have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Series A Prospectus Supplement, (ii) the Company has received the consideration provided for in the Series A Prospectus Supplement and the Series A Underwriting Agreement and (iii) the Series A-2 RSNs have been authenticated in accordance with the provisions of the Indenture, the Series A-2 RSNs will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6. Validity of Common Stock. When (i) the Common Stock has been issued and sold in accordance with the Series A Purchase Contract and Pledge Agreement and the Series A Purchase Contracts as contemplated by the Registration Statement, the Prospectus and the Series A Prospectus Supplement and (ii) the Company has received the consideration provided for in the Series A Purchase Contract and Pledge Agreement, the Common Stock issued upon settlement of the Series A Purchase Contracts will be validly issued, fully paid and non-assessable.

Matters Excluded from Our Opinions

We express no opinion with respect to the enforceability of any agreement of the Company as may be included in any Subject Document relating to indemnification, contribution or exculpation from costs, expenses or other liabilities or regarding the choice of governing law (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

(d) Unenforceability of Certain Provisions. Provisions contained in the Subject Documents which require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render any Subject Document invalid as a whole.

(e) Choice of New York Law and Forum. To the extent that our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Series A Prospectus Supplement relating to the Series A Equity Units, the Series A-1 RSNs and the Series A-2 RSNs. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP